AMDL INC. ANNOUNCES CLOSING OF PRIVATE PLACEMENT SENIOR NOTES

TUSTIN, Calif., December 9, 2008/PRNewswire – (www.amdl.com) AMDL, Inc. (Amex: ADL — News), a vertically integrated pharmaceutical company with major operations in China and the US, announced today the closing of the first tranche of a private placement offering of 12% senior notes and warrants.

In this first closing, AMDL sold $1,077,500 of 12% senior notes at par value. The notes mature at the earlier of 24 months or the completion of a bank or credit facility of not less than $8 million in one or more transactions. The warrants included in the offering have a term of five years from the date of issuance and are exercisable at a price equal to $1.00 per share. Under the terms of the offering the exercise price of the warrants are equal to the greater of $1.00 per share or 115% of the five day volume average weighted prices (VWAP) of the Company’s common stock prior to the closing date of the offering.

Mr. Douglas MacLellan, President and CEO of AMDL, Inc. said “This financing strengthens our cash position and allows us to finance key business initiatives, including the commercialization and introduction of key products such as DR-70® and Goodnak in opportunistic markets including China and the US.”

The exclusive placement agent for this offering is Cantone Research Inc, located in Tinton Falls, NJ 07724 (phone: 800-782-9953). Cantone Research is expected to have a final closing of this Senior Note offering before end of December 2008. This press release does not constitute an offer or solicitation to sell or purchase any of the Company’s securities. Any of the Company’s securities offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States unless registered under the Securities Act upon applicable exemptions from registration under the Securities Act.

About AMDL:
Headquartered in Tustin, CA with operations in Shenzhen, Jiangxi, and Jilin, China, AMDL, Inc., along with its subsidiary Jade Pharmaceutical Inc. (JPI), is a vertically integrated bio-pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, pharmaceutical, nutritional supplement, and cosmetic products. The Company employs approximately 500 people in the U.S. and China.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward- looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of our China-based subsidiaries, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices. With respect to AMDL Inc., except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.